Exhibit 1.01

Conflict Minerals Report of Perry Ellis International, Inc.

In accord with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report (“CMR”) of Perry Ellis International, Inc. (herein referred to as the “Company,” “we,” “us,” or “our”) for calendar year 2016 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the Securities and Exchange Commission to implement reporting and disclosure requirements relating to “Conflict Minerals” arising under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The Company contracts to manufacture apparel and accessory products, and upon analysis, the Company determined that certain of its products may have threads, zippers, fasteners or other components and materials (the “Components and Materials”), which are necessary to the production or functionality of its products, that may contain Conflict Minerals. “Conflict Minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (collectively, “3TG”) for the purposes of this assessment.

The Company does not directly purchase any materials in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”) and it is multiple levels removed from the actual mining of Conflict Minerals. Based on the Company’s reasonable country of origin inquiry (“RCOI”) and due diligence, we have determined in good faith that for calendar year 2016 (“Reporting Period”), we do not have sufficient information from our suppliers or other sources to conclude whether the 3TG necessary for our Components and Materials originated in the Covered Countries and, if so, whether the necessary Conflict Minerals were from recycled or scrap sources, were “DRC conflict free” (as defined in accordance with the Rule), or have not been found to be “DRC conflict free.” The Company has a Conflict Minerals Policy, which it communicates throughout its supply chain and is incorporated in the Company’s Vendor Code of Conduct requirements.

As allowed under the Rule, this CMR is not subject to an independent private sector audit.

In accordance with the Rule, the Company undertook due diligence to determine the Conflict Minerals status of the necessary Conflict Minerals used in or for the functionality of our apparel and accessory products. In conducting our due diligence, we utilized the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”), an internationally recognized due diligence framework. The Company designed its due diligence process, management and measures within the framework OECD Guidance for a company downstream in the supply chain.

The Company’s due diligence process and procedures included a supply chain survey conducted via a third party which utilized the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”) Conflict Minerals Reporting Template (the “CMRT”) for data collection and verification. Supplier responses were evaluated for plausibility, consistency and gaps both in terms of which products were stated to contain or not contain necessary Conflict Minerals, as well as the origin of those materials. Additional supplier contacts were conducted in an effort to increase the survey response rate and to address inconsistent statements and incomplete data and responses. Additionally, smelters and refiners (“SORs”) identified in the supply chain survey were compared against lists of smelter and refinery facilities which have been identified as “conflict-free” and given “conflict-free” status (“CFS”) pursuant to the Conflict-Free Source Initiative’s (“CFSI”) Conflict-Free Smelter Program (“CFSP”), a joint initiative by EICC and GeSI; by the London Bullion Market Association (“LBMA”); or by the Responsible Jewellery Council (“RJC”). A total of 107 suppliers were identified and contacted as in-scope for Conflict Mineral regulatory purposes and as part of our RCOI process. The survey response rate among these suppliers was 93% (“Supply Chain Participants”). Of the Supply Chain Participants, 10% responded “yes” as to having one or more of the Conflict Minerals in products manufactured or supplied by them. The Company continued to receive survey responses through March 31, 2017. We have relied on these supplier responses to provide us with information about the source of Conflict Minerals contained in the Components and Materials supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers.

On the basis of the due diligence measures taken, the Company is unable to determine with specificity the country of origin and smelter or refiner for all Conflict Minerals in its apparel and accessory products. Based on the information that the Company’s Supply Chain Participants provided and that was otherwise obtained through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the SORs that were used to process the Conflict Minerals contained in our suppliers’ products included, but may not be limited to, the SORs listed in the chart below. It should be noted that in many cases, the summarized SOR information provided to us by our suppliers was produced at a company or divisional level based on all of their products as a whole, rather than being limited to specific products supplied to us. As a result, we are unable to determine whether all of the SORs listed below were actually in our supply chain and our products during the Reporting Period. The chart below reports (i) the name of the smelter or refiner; and (ii) whether the listed smelter or refiner has been certified by an industry initiative seeking to identify “conflict free” sources.

Metal	CFSI Smelter Name	Conflict-Free Certifications
Gold	Advanced Chemical Company	CFSP
Gold	Aida Chemical Industries Co., Ltd.	CFSP
Tin	Alpha	CFSP
Gold	Argor-Heraeus S.A.	LBMA, RJC, CFSP
Gold	Asahi Pretec Corp.	LBMA, CFSP
Gold	Asahi Refining USA Inc.	LBMA, CFSP
Gold	Asaka Riken Co., Ltd.	CFSP
Gold	Aurubis AG	LBMA, CFSP
Gold	Boliden AB	LBMA, CFSP
Gold	CCR Refinery - Glencore Canada Corporation	LBMA, CFSP
Gold	Chimet S.p.A.	LBMA, CFSP
Tin	Cooperativa Metalurgica de Rondônia Ltda.	CFSP
Tin	CV United Smelting	CFSP
Tin	Dowa	CFSP
Tin	EM Vinto	CFSP
Tin	Fenix Metals	CFSP
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CFSP
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	LBMA, CFSP
Gold	Heraeus Ltd. Hong Kong	LBMA, RJC, CFSP
Gold	Heraeus Precious Metals GmbH & Co. KG	LBMA, CFSP
Gold	Ishifuku Metal Industry Co., Ltd.	LBMA, CFSP
Gold	Istanbul Gold Refinery	LBMA, CFSP
Gold	LS-NIKKO Copper Inc.	LBMA, CFSP
Tin	Magnu’s Minerais Metais e Ligas Ltda.	CFSP
Tin	Malaysia Smelting Corporation (MSC)	CFSP
Gold	Matsuda Sangyo Co., Ltd.	LBMA, CFSP
Tin	Melt Metais e Ligas S.A.	CFSP
Tin	Metallo-Chimique N.V.	CFSP
Gold	Metalor Technologies (Hong Kong) Ltd.	LBMA, RJC, CFSP
Gold	Metalor Technologies S.A.	LBMA, RJC, CFSP
Gold	Metalor USA Refining Corporation	LBMA, RJC, CFSP
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	LBMA, CFSP
Tin	Mineração Taboca S.A.	CFSP
Tin	Minsur	CFSP
Gold	Mitsubishi Materials Corporation	LBMA, CFSP
Tin	Mitsubishi Materials Corporation	CFSP
Gold	Nihon Material Co., Ltd.	LBMA, CFSP

Gold	Ohura Precious Metal Industry Co., Ltd.	CFSP
Tin	Operaciones Metalurgical S.A.	CFSP
Gold	PAMP S.A.	LBMA, RJC, CFSP
Tin	PT Artha Cipta Langgeng	CFSP
Tin	PT ATD Makmur Mandiri Jaya	CFSP
Tin	PT Bangka Tin Industry	CFSP
Tin	PT Belitung Industri Sejahtera	CFSP
Tin	PT Bukit Timah	CFSP
Tin	PT DS Jaya Abadi	CFSP
Tin	PT Eunindo Usaha Mandiri	CFSP
Tin	PT Inti Stania Prima	CFSP
Tin	PT Mitra Stania Prima	CFSP
Tin	PT Panca Mega Persada	CFSP
Tin	PT Refined Bangka Tin	CFSP
Tin	PT Sariwiguna Binasentosa	CFSP
Tin	PT Stanindo Inti Perkasa	CFSP
Tin	PT Timah (Persero) Tbk Kundur	CFSP
Tin	PT Timah (Persero) Tbk Mentok	CFSP
Tin	PT Tinindo Inter Nusa	CFSP
Gold	Republic Metals Corporation	LBMA, RJC, CFSP
Gold	Royal Canadian Mint	LBMA, CFSP
Gold	SEMPSA Joyería Platería S.A.	LBMA, CFSP
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	LBMA, CFSP
Gold	Solar Applied Materials Technology Corp.	LBMA, CFSP
Gold	Sumitomo Metal Mining Co., Ltd.	LBMA, CFSP
Gold	Tanaka Kikinzoku Kogyo K.K.	LBMA, CFSP
Tin	Thaisarco	CFSP
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	LBMA, CFSP
Gold	Umicore Brasil Ltda.	LBMA, CFSP
Gold	Umicore S.A. Business Unit Precious Metals Refining	LBMA, CFSP
Gold	Valcambi S.A.	LBMA, RJC, CFSP
Gold	Western Australian Mint trading as The Perth Mint	LBMA, CFSP
Tin	White Solder Metalurgia e Mineração Ltda.	CFSP
Tin	Yunnan Tin Company Limited	CFSP
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	LBMA, CFSP

We continue to take steps to further enhance our due diligence efforts, with the goal of mitigating the risk that Conflict Minerals necessary to certain of our products could benefit armed groups in the Covered Countries. These steps include, among others, steps designed to improve the information gathered from our suppliers, increase the response rate of our supplier survey, and influence suppliers in our supply chain that require Conflict Minerals to utilize smelters that have been certified as CFSI.

May 23, 2017